UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 30, 2014

OCERA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35119	63-1192270
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of		Identification No.)
incorporation)

525 University Avenue, Suite 610
Palo Alto, CA	94301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 475-0150

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Gaurav Aggarwal, M.D.

On April 30, 2014, Ocera Therapeutics, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Gaurav Aggarwal, M.D. pursuant to which Dr. Aggarwal became the Company’s Chief Business Officer effective as of April 30, 2014 (the “Effective Date”).

Dr. Aggarwal, age 41, served as a Managing Director of Investor Growth Capital, Inc., a venture capital firm, from January 2013 through December 2013, where he focused on investments in life sciences companies. Dr. Aggarwal was previously a member of the General Partner at Panorama Capital, L.P., a venture capital fund, from August 2006 through December 2012. From March 2004 until August 2006, Dr. Aggarwal was an associate with JPMorgan Partners, LLC, a private equity division of JPMorgan Chase & Co. Prior to joining JPMorgan Partners, LLC, Dr. Aggarwal focused on venture capital investments in biopharmaceutical and medical device companies at KBL Healthcare Ventures and Wasserstein Perella & Co. From June 2009 through April 2013, Dr. Aggarwal served on the board of directors of Hyperion Therapeutics, Inc. (NASDAQ:HPTX), a publicly-held biopharmaceutical company focused on the development of drugs for orphan and hepatic diseases. Dr. Aggarwal received his M.D. from Columbia University, College of Physicians & Surgeons, and his B.S. in Agricultural Economics from Cornell University.

Pursuant to the terms of the Employment Agreement, Dr. Aggarwal will receive an annual base salary of $300,000 and be eligible to receive an annual performance bonus, with a target amount equal to 40% of his annual base salary, the goals for which will be determined in the sole discretion of the Board.  Dr. Aggarwal will participate in the Company’s 401(k) and other employee benefit plans.  Dr. Aggarwal received a sign-on bonus of $10,000.  Dr. Aggarwal will also receive a stock option to purchase 175,000 shares of the Company’s common stock (the “Option”) at an exercise price equal to the fair market value of the Company’s common stock on the date of grant.  The Option will vest over four years with 25% of the Option vesting on the one-year anniversary of the commencement of Dr. Aggarwal’s employment with the Company and the remaining shares vesting in equal monthly installments thereafter, subject to Dr. Aggarwal’s continued service to the Company.

In the event Dr. Aggarwal’s employment is terminated without Cause (as defined in the Employment Agreement) or for Good Reason (as defined in the Employment Agreement), subject to his execution of a customary release agreement, he will be entitled to receive (i) a continuation of his base salary for six months at the rate in effect at termination, (ii) a pro-rated portion of his target bonus for the portion of the year Dr. Aggarwal is actually employed by the Company, (iii) payment of the cost of his health benefits for six months, and (iv) partial acceleration of Dr. Aggarwal’s stock options so that as of the effective date of termination, Dr. Aggarwal will be deemed vested in the same number of shares as if he had completed an additional six months of employment with the Company.   In addition, in the event Dr. Aggarwal’s employment is terminated without Cause or for Good Reason in anticipation of and within three months before, concurrently with, or within 12 months following a Change of Control (as defined in the Employment Agreement), subject to his execution of a customary release agreement,  Dr. Aggarwal will be entitled to receive (i) an amount equal to six months of his base salary in effect at termination, payable in a single lump sum, (ii) a bonus payment equal to the percentage of his annual base salary he received as a bonus in the prior year multiplied by his base salary in effect at termination, payable in a single lump sum, (iii) an amount equal to his monthly cost of health benefits multiplied by six and (iv) full acceleration of all of Dr. Aggarwal’s stock options.

The foregoing description of the Employment Agreement is a summary and does not purport to be complete. Such description is qualified in its entirety by reference to the text of the Employment Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1, and is incorporated herein by reference.

Item 8.01  Other Events.

On May 2, 2014, the Company issued a press release regarding the appointment of Dr. Aggarwal.  The full text of the press release regarding the appointment is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

10.1	Agreement of Employment dated April 30, 2014 by and between Ocera Therapeutics, Inc. and Gaurav Aggarwal
99.1	Press Release of Ocera Therapeutics, Inc. dated May 2, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 2, 2014	Ocera Therapeutics, Inc.

	By:	/s/ Linda S. Grais, M.D.
	Name:	Linda S. Grais, M.D.
	Title:	President and Chief Executive Officer